Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-282220, 333-261441 and 333-268147 on Forms S-8 and Registration Statement No. 333-269626 on Form S-3 of our reports dated May 22, 2025 (January 26, 2026 as to the effects of discontinued operations discussed in Note 4), relating to the financial statements of ePlus inc. and our report dated May 22, 2025 as to the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K dated January 26, 2026.

/s/ Deloitte & Touche LLP
McLean, Virginia
January 26, 2026